Exhibit 10.1

Date: _____________

Name:

Re: Retention Bonus

Dear [_______]:

DOOR Systems, Inc. (the “Company”) is pleased to offer you a special retention bonus in the amount of [$_______] (the “Bonus Amount”), to be paid to you provided you remain employed by the Company through December 31, 2027 (the “Vesting Date”).

This special bonus is in addition to all other compensation and benefits to which you are otherwise entitled and will not be treated as salary or “compensation” or taken into account for purposes of determining any other compensation or benefits that may be provided to you. As a condition to receiving the Bonus Amount, and subject to the paragraph below, you must remain employed in good standing with the Company or one of its affiliates through the Vesting Date. The Bonus Amount will be paid to you within forty-five (45) days following the Vesting Date, subject to applicable taxes and withholding.

A change of control or other corporate transaction involving the Company shall not, by itself, accelerate payment of the Bonus Amount. You must remain employed through the Vesting Date to earn the Bonus Amount, except as set forth in the following paragraph.

Notwithstanding anything to the contrary in this letter, if your employment with the Company is terminated by the Company without Cause or by you for Good Reason (in each case, as defined below) prior to the Vesting Date, then, provided you sign, within thirty (30) days after your date of termination, and do not revoke a release of claims in a form acceptable to the Company (the “Release”), you will be paid a pro-rated portion of the Bonus Amount, calculated by multiplying the Bonus Amount by a fraction, the numerator of which is the number of days you were employed with the Company from the date of this letter through your date of termination and the denominator of which is the number of days from the date of this letter through the Vesting Date. Such pro-rated amount will be paid to you as soon as practicable following the effectiveness of the Release.

Except in the case of a termination of your employment by the Company without Cause or by you for Good Reason, the Bonus Amount will not be paid in the event you do not remain employed by the Company through the Vesting Date, including in the case of a termination of your employment by the Company for Cause or a resignation of your employment without Good Reason.

If, following payment of any portion of the Bonus Amount, the Company determines that grounds existed, prior to your termination of employment, for the Company to have terminated your employment for Cause, you shall, promptly upon written demand by the Company, repay to the Company the after-tax amount of the Bonus Amount actually paid to you.

“Cause” shall have the meaning provided in your employment agreement with the Company or, if none, in the Latch, Inc. 2021 Incentive Award Plan (with the “Administrator” in such case being the Company’s management and the “Participant” being you).

“Good Reason” shall have the meaning provided in your employment agreement with the Company, as it may be amended and restated from time to time. For the avoidance of doubt, your right to receive a pro-rated portion of the Bonus Amount upon a resignation for Good Reason is conditioned upon your compliance with any notice and cure procedures required under the definition of Good Reason in your employment agreement.

Please be aware that this arrangement, including the existence and amount of the Bonus Amount, is intended to be confidential between you and the Company to the extent consistent with law, and you agree not to disclose its terms to any other employee or third party other than your immediate family, financial or legal advisors, or as required by law.

This agreement is not intended to and does not change in any way the nature of your employment, which remains “at-will” and may be terminated by the Company at any time, subject to the terms of any separate written agreement or offer letter between you and the Company. You specifically agree that the terms and conditions of any existing agreements between you and the Company remain binding upon you and in full force and effect.

We look forward to your continued employment with us during this critical time period.

Very truly yours,

DOOR SYSTEMS, INC.

By:___________________

Name:

Title:

Accepted and Agreed:

_______________________________